FOR IMMEDIATE RELEASE	Contact:	Rachel G. Bitner
	Phone:	717-733-4181

ENB Financial Corp Reports First Quarter 2025 Results

(April 16, 2025) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the first quarter of 2025 of $4,316,000, a $375,000, or 9.5% increase, over the $3,941,000 earned during the first quarter of 2024. Basic and diluted earnings per share for the first quarter of 2025 were $0.76 compared to $0.70 for the same period in 2024.

The Corporation’s earnings were positively impacted through the first quarter of 2025 by an increase in net interest income. This increase was only partially offset by an increase in provision expense, slightly lower non interest income, and higher operating expenses.

The Corporation’s net interest income (NII) increased by $2,816,000, or 21.1%, for the three months ended March 31, 2025, compared to the same period in 2024. Interest income on loans increased by $1,975,000, or 11.4%, while interest income on securities increased by $2,142,000, or 59.4%, for the three months ended March 31, 2025, compared to the same period in 2024. Interest expense on deposits and borrowings increased by $1,178,000, or 14.4%, for the three months ended March 31, 2025, compared to the same period in the prior year. This was due to a higher level of wholesale borrowings as well as the interest rate environment putting pressure on deposit rates in order to maintain balances and remain competitive.

The Corporation recorded a provision for credit losses of $486,000 in the first quarter of 2025, compared to a release of provision expense of $644,000 in the first quarter of 2024. The provision expense recorded in 2025 was primiarly related to increases in qualitative factors as well as loan growth requiring more provision. During the first quarter of 2024, there was less economic impact in the forward credit outlook due to a stable local economy supporting the provision release. The allowance as a percentage of total loans was 1.15% as of March 31, 2025, 1.13% as of December 31, 2024, and 1.06% as of March 31, 2024.

Noninterest income decreased by $382,000, or 8.8%, for the first quarter of 2025 compared to the first quarter in the prior year. Trust and investment services income decreased $219,000, or 20.2%, due to a gain on the sale of a limited amount of trust assets that occurred in the first quarter of 2024. Losses on security transactions increased by $75,000, or 29.1%, for the same period due to strategic sales of investment securities at a loss in both quarters to fund higher yielding loan growth. Gains on the sale of mortgages decreased by $105,000, or 19.3%, for the first quarter of 2025 compared to the same period in 2024, as margins on sales have compressed and the Corporation sold the permanent financing for construction loans with points that were recorded as income in the prior year.

Total operating expenses increased by $774,000, or 5.7%, for the three months ended March 31, 2025, compared to the same period in 2024. Salary and benefit expenses, which make up the largest portion of operating expenses, decreased by $55,000, or 0.7%, compared to the first quarter of 2024 mostly due to lower health insurance costs. Other operating expenses outside of salaries and benefits increased due to expanded investments and initiatives in technology, increased occupancy and equipment costs, some residual core conversion expenses, and increases in fraud expenses related to losses on customer deposit accounts.

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ENB FINANCIAL CORP

The Corporation’s annualized return on average assets (ROA) remained the same at 0.80% for the first quarter of 2025 and annualized return on average stockholders’ equity (ROE) decreased to 13.03% for the first quarter of 2025, from 13.40% for the first quarter of 2024.

As of March 31, 2025, the Corporation had total assets of $2.22 billion, up 11.5%; total loans of $1.44 billion, up 4.6%; total deposits of $1.89 billion, up 10.0%; and total stockholders’ equity of $135.4 million, up 11.0%, from balances at March 31, 2024.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from thirteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

	March 31,		%
Balance Sheet	2025	2024	Change

Securities	$605,259	$456,175	32.7%
Total loans	1,443,462	1,380,459	4.6%
Allowance for credit losses	16,537	14,616	13.1%
Total assets	2,220,977	1,992,039	11.5%
Deposits	1,893,487	1,721,011	10.0%
Total borrowings	179,078	136,578	31.1%
Stockholders' equity	135,376	121,933	11.0%

	Three Months Ended
Income Statement	March 31,
	2025	2024

Net interest income	$16,188	$13,372
Provision (release) for credit losses	486	(644)
Noninterest income	3,964	4,346
Noninterest expense	14,368	13,594
Income before taxes	5,298	4,768
Provision for income taxes	982	827
Net Income	4,316	3,941

Per Share Data
Earnings per share	0.76	0.70
Dividends per share	0.18	0.17

Earnings Ratios
Return on average assets (ROA)	0.80%	0.80%
Return on average stockholders equity (ROE)	13.03%	13.40%
Net Interest margin	3.02%	2.81%
Efficency ratio	69.95%	75.03%

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